Exhibit 99.1

[ONEOK Partners Logo]	NEWS
October 8, 2007	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Tom Droege
918-588-7561

ONEOK Partners Completes

Previously Announced NGL Pipeline Acquisition

TULSA, Okla. - Oct. 8, 2007 - ONEOK Partners, L.P. (NYSE: OKS) announced today that it has completed the purchase of an interstate natural gas liquids (NGL) and refined petroleum products pipeline system from a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) for approximately $300 million. The transaction was previously announced on July 2, 2007.

The transaction is accretive to ONEOK Partners' earnings and distributable cash flow, beginning in the fourth quarter 2007. Financing for this transaction will come from the partnership's recently completed notes offering.

"With this strategic acquisition and the $1.5 billion of internal growth projects currently under way in the partnership, we are creating additional opportunities for future growth in distributions to our unitholders," said John W. Gibson, president and chief executive officer of ONEOK Partners.

The acquired pipeline system extends from Bushton and Conway, Kan., to Chicago, Ill., and transports, stores and delivers a full range of NGL and refined products. These assets further expand ONEOK Partners' footprint by directly linking its existing Mid-Continent NGL assets to markets in the upper Midwest. The acquisition also represents the partnership's first step into the refined petroleum products market, building on its existing core capabilities of transporting, storing and marketing both natural gas and natural gas liquids.

As a result of the closing announced today, ONEOK Partners will operate the FERC-regulated NGL pipeline system spanning more than 1,600 miles, with a capacity to transport up to 125,000 barrels per day. The pipeline transports NGL purity products and various refined products, including unleaded gasoline and diesel fuel. More than 90 percent of the revenues associated with this system are fee based, primarily generated from transportation tariffs.

The transaction includes operation of approximately 950,000 barrels of storage capacity - both below-ground caverns and above-ground tanks - and eight NGL terminals. Also included in the purchase is 50 percent ownership of the Heartland Pipeline Company, which consists of three refined products terminals. ConocoPhillips owns the other 50 percent of the Heartland joint venture and is the managing partner.

Approximately 80 employees affected by this transaction have accepted positions with ONEOK.

ONEOK Partners already owns extensive natural gas liquids infrastructure, including gathering pipelines, fractionators, storage and an isomerization unit in the Mid-Continent - at Conway, Bushton and Hutchinson, Kan., and Medford, Okla. - and on the Texas Gulf Coast at Mont Belvieu. It also owns interstate natural gas liquids distribution pipelines between the NGL market centers in Conway and Mont Belvieu.

ONEOK Partners is executing several internally generated NGL growth projects, the largest being the 760-mile Overland Pass Pipeline that will extend from southwestern Wyoming to Conway, Kan. The $433 million project is a joint venture between a subsidiary of ONEOK Partners and a subsidiary of Williams (NYSE: WMB). The joint venture, Overland Pass Pipeline Company LLC, also plans to build a $120 million pipeline lateral connecting the growing Piceance Basin in northwest Colorado to the Overland Pass Pipeline.

Additionally, ONEOK Partners plans to build the 440-mile Arbuckle Pipeline from southern Oklahoma through the Barnett Shale natural gas play in northern Texas and continuing on to the Texas Gulf Coast. The partnership also is investing $216 million to upgrade its existing NGL infrastructure.

EDITOR'S NOTE:

A map of acquired assets is available at http://www.oneok.com/ONEOK_Partners_NGL.pdf.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-A

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